Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 24, 2008, on our audit of the financial statements and schedules, which appear in the Leggett & Platt, Incorporated Stock Bonus Plan Annual Report on Form 11-K for the year ended December 31, 2007.

BKD, LLP /s/ BKD, LLP

Joplin, Missouri

February 26, 2009